FIRST AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

THIS FIRST AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the “Agreement”), made as of the 1st day of December, 2008, by and between CASCADE BANCORP, an Oregon corporation (“Bancorp”), BANK OF THE CASCADES, an Oregon state banking corporation (the “Bank”) (sometimes together referred to as the “Company”), and MICHAEL J. DELVIN (“Delvin”).

RECITALS:

A.           Delvin is currently serving as Executive Vice President and Chief Operating Officer of Bancorp and President and Chief Operating Officer of the Bank.

B.           The Company desires to continue to employ and retain the unique experience, abilities, and services of Delvin, and Delvin desires to continue to be employed by the Company, subject to the terms and conditions of this Agreement.

C.           The Bank and Delvin entered into that certain Change in Control Agreement dated effective January 1, 2002 (the “Original Agreement”).

D.           The Company and Delvin desire to amend and restate in its entirety the Original Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained in this Agreement, the parties hereby agree as follows:

1.          Term. This Agreement shall be for a period of one year from the date hereof and shall automatically renew for additional one-year periods thereafter unless either party gives notice of termination to the other party on or before the expiration of the immediately preceding term.

2.          Compensation; Consultation.

a.           Except as set forth in Section 2.d. below, upon Delvin’s termination of employment, following both a Change in Control and a Material Adverse Change in Employment (provided the termination of employment occurs within one (1) year prior to or eighteen (18) months following the Change in Control), the Company shall provide severance compensation and benefits as follows:

(1)         The Company shall pay Delvin an amount equal to two (2) times the sum of Delvin’s men current base salary plus an amount equal to the product of the average of each of the prior three years’ annual cash incentive as a percent of the applicable year’s base salary and Delvin’s then current base salary. This amount shall be calculated as follows: 2 x then current base salary plus 2 x (the average of each of the prior three years’ annual cash incentive as a percent of the applicable year’s base salary x then current base salary); and

Page 1. FIRST AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

(2)         The Company shall, at its sole expense, for a period of eighteen (18) months following the date of termination provide Delvin with medical, dental, disability and life insurance benefits equivalent to the benefit plans and programs available to Delvin through the Company immediately prior to the date of termination.

b.           Amounts payable pursuant to subsection (1) of Section 2.a. above shall be paid in one lump sum within 90 days of the termination and, if Delvin is a “specified employee” as such term is defined in Section 409(A) of the Internal Revenue Code of 1986, as amended (“Code”), or any successor section (“Code Section 409(A)”), shall bear interest at the prime rate as published in the Wall Street Journal in effect from time to time, commencing on the date of termination until such amounts shall be paid. Delvin may exercise no discretion with respect to the timing of the payment within such 90 day period. Amounts payable under this Section shall be the net of amounts required to be withheld under applicable law and amounts requested to be withheld by Delvin. Notwithstanding the foregoing, if the Company determines that Delvin is a “specified employee” within the meaning of Code Section 409(A), and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Company will delay paying any payment or portion thereof until the earliest permissible date on which payments may commence without triggering such additional taxation or penalty.

c.           If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Delvin to incur any additional tax or interest under Code Section 409(A) or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with Delvin, reform such provision to comply with Code Section 409(A); provided that the Company agrees to make only such changes as are necessary to bring such provisions into compliance with Code Section 409(A) and to maintain, to the maximum extent practicable, the original intent and economic benefit to Delvin of the applicable provision without violating the provisions of Code Section 409(A).

d.           Upon Delvin’s termination for Cause or due to death or Disability, or voluntary or involuntary termination under any circumstances other than those described in Section 2.a., Delvin shall not be entitled to the compensation and benefits described in this Section 2.

e.            Notwithstanding the above, if it is determined, in the opinion of the Company’s independent accountants, in consultation, if necessary, with the Company’s independent legal counsel, that any amount paid under this Agreement due to a Change in Control, either separately or in conjunction with any other payments, benefits and entitlements received by Delvin in respect of a Change in Control under any other plan or agreement under which Delvin participates or to which he is a party, would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Code, and thereby be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event the Company shall pay to Delvin a “grossing-up” amount equal to the amount of such Excise Tax. The amount will include all federal and state income taxes with respect to the payment of the amount of such Excise Tax. Any additional Excise Tax or other tax amounts that result from the Company providing this “grossing-up” amount will be the responsibility of Delvin and will not be paid by the Company. The highest marginal tax rate applicable to the individual at the time of thepayment of such amounts will be used for purposes of determining the federal and state income taxes with respect thereto. The Company shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld with respect to the amount paid hereunder. Computations of the amount of any grossing-up supplemental compensation paid under this subparagraph shall be conclusively made by the Company’s independent accountants, in consultation, if necessary, with the Company’s independent legal counsel. If, after Delvin receives any gross-up payments or other amount pursuant to this Section 2.e, Delvin receives any refund with respect to the Excise Tax, Delvin shall promptly pay the Company the amount of such refund within ten (10) days of receipt by Delvin.

Page 2. FIRST AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

f.            In the event Delvin’s employment is terminated pursuant to Section 1, by written agreement of the parties, or by resignation of Delvin, then Delvin shall provide up to 120 hours of consulting services to the Company within the first ninety (90) days following such termination concerning matters associated with the operation of the Company’s business. Delvin shall keep the Company informed of his availability to perform the consulting services required under this Agreement, which services shall be performed at such times and such places as agreed to by the parties. Delvin shall be paid for the consulting services at an hourly rate equal to his annual base salary at the time of termination divided by 2080 for each hour worked.

3.          Definitions. For purposes of this Agreement, the following terms have the definitions set forth below:

a.           “Change in Control” means the occurrence of any of the following events:

(1)         Any Person acting individually or as a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d(3) of the Exchange Act), directly or indirectly, of securities of Bancorp representing fifty percent (50%) or more of the total voting power represented by Bancorp’s then outstanding voting securities;

(2)         The consummation of the sale, liquidation or disposition by Bancorp of all or substantially all of Bancorp’s or the Bank’s assets;

(3)         The consummation of a share exchange, merger or consolidation of Bancorp or the Bank with any other corporation, other than a share exchange, merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such share exchange, merger or consolidation; or

(4)         A majority of the Board of Directors of Bancorp is removed from office by a vote of Bancorp’s shareholders against the recommendation of the then incumbent Board or a majority of the directors elected at any Annual or Special Meeting of shareholders are not individuals nominated by Bancorp’s then incumbent Board of Directors.

Page 3. FIRST AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

b.           “Material Adverse Change in Employment” means:

(1)         Without Delvin’s express written consent, which consent may be withheld in Delvin’s sole discretion; (i) any reduction of duties materially inconsistent with Delvin’s position immediately prior to a Change in Control; or (ii) a change in Delvin’s reporting responsibilities as in effect immediately prior to a Change in Control; or (iii) any removal of Delvin from or any failure to reelect or reappoint Delvin to Delvin’s position immediately prior to a Change in Control, except (a) in connection with Delvin’s termination for Cause or due to death or Disability, or (b) upon Delvin’s retirement; or

(2)         A reduction in Delvin’s aggregate base salary or a reduction or elimination of any compensation or benefit plan benefiting Delvin, winch reduction or elimination does not generally apply to substantially all similarly situated employees of the Company; or

(3)         The relocation of the office at which Delvin regularly performs Delvin’s duties for the Company (“Delvin’s Office”) which relocation is more than 30 miles outside the city limits of Bend, Oregon, and which relocation of Delvin’s Office is not consented to by Delvin, which consent may be withheld in Delvin’s sole discretion.

c.           “Person” means any individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company or similar organization or group acting in concert, but does not include any employee stock ownership plan or similar employee benefit plan of the Company. A “Person” shall be deemed to be a beneficial owner as that term is used in Rule 13d(3) under the Exchange Act.

d.           “Cause” means the occurrence of one or both of the following: Delvin is convicted of criminal conduct or engages in conduct with respect to the Company that is dishonest, fraudulent or materially detrimental to the reputation, character or standing of the Company.

e.           “Disability” means that Delvin: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s long term disability plan covering employees of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of the long term disability plan covering employees of the Company provided that the definition of “disability” applied under such plan complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the employee must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

Page 4. FIRST AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

4.          Notice. Unless otherwise provided herein, any notice, request, certificate or instrument required or permitted under this Agreement shall be in writing and shall be deemed “given” upon personal delivery to the party to be notified or three business days after deposit with the United States Postal Service, by registered or certified mail, addressed to the party to receive notice at the address set forth above, postage prepaid. Either party may change its address by notice to the other party given in the manner set forth in this Section.

5.          Entire Agreement. This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

6.          Modification. Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall be in writing and signed by an authorized representative of the Company and Delvin.

7.          No Waiver. The failure of any party hereto exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations, shall not be a waiver by such party of its right to exercise any such or other right, power or remedy or to demand compliance.

8.          Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Agreement and the entire Agreement shall not fail as a result, but shall otherwise remain in full force and effect.

9.          Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon Delvin, his administrators, executors, legatees, and heirs. Delvin shall not assign this Agreement.

10.         Dispute Resolution. The Company and Delvin agree that any dispute between Delvin and the Company or its officers, directors, employees, or agents in their individual or Company capacity relating to the interpretation, enforcement or breach of this Agreement, shall be submitted to a mediator for non-binding, confidential mediation. If the matter cannot be resolved with the aid of the mediator, the Company and Delvin mutually agree to arbitration of the dispute. The arbitration shall be in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the State of Oregon. The arbitration shall take place in or near Portland, Oregon. The prevailing party in such arbitration, including any appeals thereon, shall be awarded reasonable attorneys’ fees and costs, including expenses associated with the taking of depositions and the hiring of expert witnesses.

Page 5. FIRST AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

The Company and Delvin agree that the procedures outlined in this provision are the exclusive method of dispute resolution.

11.         Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Oregon.

12.         Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

13.         Troubled Assets Relief Program Capital Purchase Program. Attached hereto and incorporated herein is Exhibit A setting forth additional agreements required pursuant to the terms of the Troubled Assets Relief Program Capital Purchase Program, which if such additional agreements conflict with the other terms set forth herein during the term of this Agreement or any renewal or extension of this Agreement shall supersede the other terms of this Agreement.

[Signature page follows]

Page 6. FIRST AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative, and Delvin has hereunder set his name as of the date of this Agreement.

“Bank”		“Bancorp”

BANK OF THE CASCADES, an Oregon state banking institution		CASCADE BANCORP, an Oregon corporation

By	/s/ Peggy L. Biss	By	/s/ Patricia L. Moss
Its	EVP, CHRO	Its	CEO

“Delvin”

/s/ MICHAEL J. DELVIN
MICHAEL J. DELVIN

Page 7. FIRST AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

Exhibit A

WHEREAS, Bancorp has applied to participate in the Troubled Assets Relief Program (“TARP”) Capital Purchase Program (“CPP”) established by the Emergency Economic Stabilization Act of .2008;

WHEREAS, the CPP requires financial institutions from which the Department of the Treasury (“Treasury”) is purchasing troubled assets through direct purchases to meet appropriate standards for executive compensation; and

WHEREAS, the Company and Delvin agree to the following additional agreements to comply with such requirements;

Now therefore, the following additional agreements are incorporated into the First Amended and Restated Change in Control Agreement:

1.          The Company and Delvin agree that any bonus or incentive compensation paid to Delvin during the period that the Treasury holds an equity or debt position in the Company acquired under the CPP shall be subject to recovery or “clawback” by the Company if such payments were based on materially inaccurate financial statements and any other materially inaccurate performance metric criteria.

2.          The Company and Delvin agree that any payment that is a “golden parachute payment,” as such term in defined under 26 U.S.C. 280G, shall not be paid to executive during the period that the Treasury holds and equity or debt position acquired under the CPP. Notwithstanding the foregoing, this provision shall continue to apply following an acquisition of the Company by an unrelated acquirer in an acquisition in any form until after the first anniversary following the acquisition.

3.          The Company and Delvin agree to further amend the Agreement or take any additional action that is appropriate to comply with any restrictions or limitations on compensation or other payments to Delvin required by any interim or final rules adopted in connection with the implementation of the CPP.

4.          The provisions contained in this Exhibit A shall only become effective upon participation by the Company in the CPP and if this Amendment becomes effective it shall terminate when the Treasury no longer holds an equity or debt position acquired under the CPP or as otherwise set forth in Section 2 of this Exhibit A.

Page 8. FIRST AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT